Term sheet No. 484J To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006, underlying supplement no. 17 dated August 11, 2008 and product supplement J dated June 27, 2008	Registration Statement No. 333-137902 Dated August 20, 2008; Rule 433

Deutsche Bank AG, London Branch

$

Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Components due February 26*, 2010

General

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Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Components due February 26*, 2010 (the “Securities“) are designed for investors who seek a capped return at maturity linked to the performance of a weighted basket of equity indices and exchange traded funds. Investors should be willing to forgo coupon and dividend payments and should be prepared to lose up to 90% of their initial investment, subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due February 26*, 2010.
•	Denominations of $1,000 and minimum initial investment of $1,000.
•	The Securities are expected to price on or about August 20*, 2008 and are expected to settle three business days later on August 26*, 2008 (the “Settlement Date“).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA- to notes, such as the Securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Issue Price:	100% of the face amount.

Basket:	The Securities are linked to a Basket consisting of the Basket Components with Component Weightings listed below.

Basket Component	Component Weighting	Bloomberg symbol	Initial Component Level††
S&P 500® Index	50%	SPX
Russell 2000® Value Index	20%	RUJ
NASDAQ 100® Index	20%	NDX
Financial Select Sector SPDR® Fund	5%	XLF
Health Care Select Sector SPDR® Fund	5%	XLV
†† The Initial Component Levels will be set on the Trade Date.

Payment at Maturity:

The payment you will receive at maturity is based on the value of the Final Basket Level relative to the Initial Basket Level, the Participation Rate, Basket Return Cap, Maximum Return, and the Buffer Level.

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If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment per $1,000 face amount that provides you with a return on your investment equal to the Basket Return, subject to a Basket Return Cap, multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 face amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return x Participation Rate)

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If the Final Basket Level declines from the Initial Basket Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount of your Securities.

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If the Final Basket Level declines from the Initial Basket Level, and such decline is greater than the Buffer Level, you will lose 1% of the face amount of your Securities for every 1% that the Basket declines beyond the Buffer Level. Accordingly, in this case, if the Basket Return is less than -10%, your payment at maturity per $1,000 face amount of your Securities will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Level)]

If the Basket Return is lower than -10%, you will lose a portion of your investment. You could lose up to $900 per $1,000 face amount of Securities.

Participation Rate:	150% upside participation

Buffer Level:	10%

Basket Return Cap:	14.10%

Maximum Return:	21.15%

Basket Return:	Subject to the Basket Return Cap, the Basket Return will be equal to:

Final Basket Level—Initial Basket Level

Initial Basket Level

Initial Basket Level:	100

Final Basket Level:	The Basket closing level will be calculated as follows:

100 × [1 + (S&P 500 Return x 50%) + (Russell 2000 Value Return x 20%) + (NASDAQ 100 Return x 20%) + (Financial Fund Return x 5%) + (Health Care Fund Return x 5%)]

The “S&P 500 Return“, “Russell 2000 Value Return“ and the “NASDAQ 100 Return“ are each the performance of the respective Basket Component, expressed as a percentage, from the respective index closing level on the Trade Date to the respective index closing level on the Final Valuation Date. The “Financial Fund Return“ and the “Health Care Fund Return“ is the performance of the respective Basket Component expressed as a percentage, from the closing price of one share of the fund on the Trade Date to the closing price of one share of the fund on the Final Valuation Date multiplied by the then-current Share Adjustment Factor for that Basket Component.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for anti-dilution events, as described under “Description of Securities—Anti-dilution Adjustments for Funds” in the accompanying product supplement.

Trade Date:	August 20*, 2008

Final Valuation Date:	February 23*, 2010, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:	February 26*, 2010, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP:	2515A0SB0

ISIN:	US2515A0SB07

* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the Securities remains the same.

†

A credit rating is not a recommendation to buy, sell or hold Securities, and may be subject to revision at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the Securities other than the ability of the Issuer to meet its obligations.

Investing in the Securities involves a number of risks. See “Risk Factors” beginning on page 6 the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-8 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1000.00	$0.00	$0.00
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement J dated June 27, 2008 and underlying supplement No. 17 dated August 11, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement J dated June 27, 2008

http://www.sec.gov/Archives/edgar/data/1159508/000119312508142391/d424b21.pdf

•	Underlying supplement 17 dated August 11, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508173702/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us“ or “our“ refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 security face amount for a hypothetical range of performance for the Basket from -100.00% to +100.00% and uses a Participation Rate of 150.00%, a Basket Return Cap of 14.10% and a Maximum Return of 21.15%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket Level	Basket Return	Payment at Maturity ($)	Return on Security (%)
200.00	100.00%	14.10%	1,211.50	21.15%
175.00	75.00%	14.10%	1,211.50	21.15%
150.00	50.00%	14.10%	1,211.50	21.15%
125.00	25.00%	14.10%	1,211.50	21.15%
115.00	15.00%	14.10%	1,211.50	21.15%
110.00	10.00%	10.00%	1,150.00	15.00%
102.00	2.00%	2.00%	1,030.00	3.00%
101.00	1.00%	1.00%	1,015.00	1.50%
100.00	0.00%	0.00%	1,000.00	0.00%
99.00	-1.00%	-1.00%	1,000.00	0.00%
98.00	-2.00%	-2.00%	1,000.00	0.00%
90.00	-10.00%	-10.00%	1,000.00	0.00%
80.00	-20.00%	-20.00%	900.00	-10.00%
75.00	-25.00%	-25.00%	850.00	-15.00%
50.00	-50.00%	-50.00%	600.00	-40.00%
25.00	-75.00%	-75.00%	350.00	-65.00%
0.00	-100.00%	-100.00%	100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Final Basket Level is equal to 110. Because the Final Basket Level is greater than the Initial Basket Level and the difference between the Initial Basket Level and the Final Basket Level is less than the Basket Return Cap, the investor receives a payment at maturity of $1,150 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return = $1,000 + ($1,000 x 10.00% x 150.00%) = $1,150.00

Example 2: The Final Basket Level is equal to 150. Because the Final Basket Level is greater than the Initial Basket Level and the difference between the Initial Basket Level and the Final Basket Level is greater than the Basket Return Cap of 14.10%, the investor receives a payment at maturity of $1,211.50 per $1,000 Security face amount, the maximum payment on the securities.

Payment at maturity = $1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return = $1,000 + ($1,000 x 14.10% x 150.00%) = $1,211.50

Example 3: The Final Basket Level is equal to 90. Because the Final Basket Level is less than the Initial Basket Level and because the difference between the Initial Basket Level and the Final Basket Level does not exceed the Buffer Level of 10.00%, the investor receives a payment at maturity of $1,000.00 per $1,000 Security face amount.

Payment at maturity per $1,000 Security face amount = $1,000.00

Example 4: The Final Basket Level is equal to 50. Because the Final Basket Level is less than the Initial Basket Level and the difference between the Initial Basket Level and the Final Basket Level exceeds the Buffer Level of 10.00%, the investor will receive a payment at maturity of $600 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x (Basket Return + Buffer Level))

= $1,000 + ($1,000 x (-50.00% + 10.00%)) = $600

Example 5: The Final Basket Level is equal to 0. Because the Final Basket Level is equal to zero and the difference between the Initial Basket Level and the Final Basket Level exceeds the Buffer Level of 10.00%, the investor will receive a payment at maturity of $100 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x (Basket Return + Buffer Level))

= $1,000 + ($1,000 x (-100.00% + 10.00%)) = $100

The table and calculations below illustrate the hypothetical payment at maturity per $1,000 Security face amount for three hypothetical scenarios and assumes hypothetical Initial Component Levels as follows (the actual Initial Component Levels will be set on the Trade Date):

Basket Component	Hypothetical Initial Component Level
S&P 500® Index (“SPX”)	1,280.00
Russell 2000® Value Index (“RUJ”)	1,040.00
NASDAQ 100® Index (“NDX”)	1,930.00
Financial Select Sector SPDR® Fund (“XLF”)	33.00
Health Care Select Sector SPDR® Fund (“XLV”)	20.00

The scenarios illustrate how, even where there is a positive return on one or more Basket Components, a negative return on the other Basket Component or Components may outweigh the positive Component Return and the return on the Securities may be zero or negative. The following results are based solely on the hypothetical examples cited, and assume a Participation Rate of 150% (the actual Participation Rate will be determined on the Trade Date). You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

	Scenario 1
Basket Component	SPX	RUJ	NDX	XLF	XLV
Initial Component Level	1,280.00	1,040.00	1,930.00	33.00	20.00
Final Component Level	1,792.00	1,352.00	1,640.50	36.30	30.00
Basket Component Return	40%	30%	-15%	10%	50%
Component Weighting	50%	20%	20%	5%	5%
Contribution to Basket	20.0%	6.0%	-3.0%	0.5%	2.5%
Final Basket Level			126.00
Basket Return			14.10%
Payment at Maturity			$1,211.50

	Scenario 2
Basket Component	SPX	RUJ	NDX	XLF	XLV
Initial Component Level	1,280.00	1,040.00	1,930.00	33.00	20.00
Final Component Level	640.00	1,144.00	1,158.00	26.40	22.00
Basket Component Return	-50%	10%	-40%	-20%	10%
Component Weighting	50%	20%	20%	5%	5%
Contribution to Basket	-25.0%	2.0%	-8.0%	-1.0%	0.5%
Final Basket Level			68.50
Basket Return			-31.50%
Payment at Maturity			$785.00

	Scenario 3
Basket Component	SPX	RUJ	NDX	XLF	XLV
Initial Component Level	1,280.00	1,040.00	1,930.00	33.00	20.00
Final Component Level	1,344.00	728.00	1,737.00	34.65	21.00
Basket Component Return	5%	-30%	-10%	5%	5%
Component Weighting	50%	20%	20%	5%	5%
Contribution to Basket	2.5%	-6.0%	-2.0%	0.25%	0.25%
Final Basket Level			95.00
Basket Return			-5.00%
Payment at Maturity			$1,000.00

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: Scenario 1 assumes hypothetical Basket Component Returns as follows:

	SPX	RUJ	NDX	XLF	XLV
Basket Component Return	40%	30%	-15%	10%	50%

The Basket Return is calculated as follows:

Final Basket Level	=	100 × [1 + (SPX Return × 50%) + (RUJ Return × 20%) + (NDX Return × 20%) + (XLF Return x 5%) + (XLV Return x 5%)]

	=	100 x [1 + (40% x 50%) + (30% x 20%) + (-15% x 20%) + (10% x 5%) + (50% x 5%)]

	=	126.00

Because the Final Basket Level of 126.00 is greater than the Initial Basket Level of 100, and gives a Basket Return which is greater than the Basket Return Cap the investor receives a payment at maturity of $1,211.50 per $1,000 Security face amount, calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x Basket Return x Participation Rate)

	=	$1,000 + ($1,000 x 14.10% x 150%)

	=	$1,211.50

Example 2: Scenario 2 assumes hypothetical Basket Component Returns as follows:

	SPX	RUJ	NDX	XLF	XLV
Basket Component Return	-50%	10%	-40%	-20%	10%

The Basket Return is calculated as follows:

Final Basket Level	=	100 × [1 + (SPX Return × 50%) + (RUJ Return × 20%) + (NDX Return × 20%) + (XLF Return x 5%) + (XLV Return x 5%)]

	=	100 x [1 + (-50% x 50%) + (10% x 20%) + (-40% x 20%) + (-20% x 5%) + (10% x 5%)]

	=	68.50

Because the Final Basket Level of 68.50 has declined from the Initial Basket Level of 100, and such decline is greater than the Buffer Level of 10%, the investor will receive a payment at maturity of $785.00 per $1,000 Security face amount calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x (Basket Return + Buffer Level))

	=	$1,000 + ($1,000 x -31.50% + 10%)

	=	$785.00

In this example, even though the RUJ Return and the XLV Return are positive, the negative return on the other Basket Components outweighs the positive returns on the other Basket Components, and the Basket Return is less than -10%. As a result, the return on the Securities is negative.

Example 3: Scenario 3 assumes hypothetical Basket Component Returns as follows:

	SPX	RUJ	NDX	XLF	XLV
Basket Component Return	2.5%	-6.0%	-2.0%	0.25%	0.25%

The Basket Return is calculated as follows:

Final Basket Level	=	100 × [1 + (SPX Return × 50%) + (RUJ Return × 20%) + (NDX Return × 20%) + (XLF Return x 5%) + (XLV Return x 5%)]

	=	100 x [1 + (2.5% x 50%) + (-6.0% x 20%) + (-2.0% x 20%) + (2.5% x 5%) + (2.5% x 5%)]

	=	95.00

Payment at Maturity	=	$1,000

Because the Final Basket Level of 95.00 has declined from the Initial Basket Level of 100, and such decline is less than the Buffer Level of 10%, the investor receives a payment at maturity of $1,000 per $1,000 Security face amount.

Selected Purchase Considerations

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APPRECIATION POTENTIAL – The Securities provide the opportunity to access capped equity returns by multiplying a positive Basket Return by a Participation Rate of 150%, subject to a Basket Return Cap of 14.10%, resulting in a Maximum Return of 21.15% of the $1,000 face amount, or a maximum payment of $1,211.50 for each $1,000 face amount of BUyS. Because the Securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of your Securities is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of up to 10%. If such decline is more than the Buffer Level of 10%, for every 1% decline beyond 10%, you will lose an amount equal to 1% of the face amount of your Securities. For example, a Basket Return of -25% will result in a 15% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF COMPONENTS – The return on the Securities, which may be positive or negative, is linked to a basket consisting of the S&P 500® Index, the Russell 2000® Value Index, the NASDAQ 100® Index, the Financial Select Sector SPDR® Fund and the Health Care Select Sector SPDR® Fund.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500 Index” in the accompanying underlying supplement no. 17 dated August 11, 2008.

The Russell 2000® Value Index

The Russell 2000® Value Index includes those stocks that have been determined by Russell Investments to be value-oriented, with lower price-to-book ratios and lower forecasted growth values than other stocks included in the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. The methodology for selecting the value-oriented stocks is described in the accompanying underlying supplement no. 17 under “The Russell Indices – Determining Style.”

This is just a summary of the Russell 2000® Value Index. For more information on the Russell 2000® Value Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – Russell 2000® Index” and “The Russell Indices – Determining Style” in the accompanying underlying supplement no. 17 dated August 11, 2008.

The NASDAQ 100® Index

The NASDAQ 100® Index includes 100 of the largest domestic and international non-financial securities listed on The Nasdaq Stock Market based on market capitalization. The NASDAQ 100® Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies.

This is just a summary of the NASDAQ 100® Index. For more information on the NASDAQ 100® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The NASDAQ 100® Index” in the accompanying underlying supplement no. 17 dated August 11, 2008.

The Financial Select Sector SPDR® Fund

The Financial Select Sector SPDR® Fund is an exchange traded fund that seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Financial Select Sector Index. The Financial Select Sector Index includes companies in the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment and real estate, including REITs.

This is just a summary of the Financial Select Sector SPDR® Fund. For more information on the Financial Select Sector SPDR® Fund, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P SPDR Exchange Traded Funds – The Financial Select Sector SPDR® Fund” in the accompanying underlying supplement no. 17 dated August 11, 2008.

The Health Care Select Sector SPDR® Fund

The Health Care Select Sector SPDR® Fund is an exchange traded fund that seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Health Care Select Sector Index, which measures the performance of the health care sector of the U.S. equity market. The Health Care Select Sector Index includes companies from the following industries: pharmaceuticals, health care providers and services, health care equipment and supplies, biotechnology, life sciences tools and services, and health care technology.

This is just a summary of the Health Care Select Sector SPDR® Fund. For more information on the Health Care Select Sector SPDR® Fund, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P SPDR Exchange Traded Funds – The Health Care Select Sector SPDR® Fund” in the accompanying underlying supplement no. 17 dated August 11, 2008.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your Securities, other than pursuant to a sale or exchange, and your gain or loss on the Securities should be long-term capital gain or loss if you hold the Securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Because your return will be based in part on the performance of the exchange traded funds, it is possible that “constructive ownership” rules of the Internal Revenue Code of 1986, as amended (the “Code”), might apply to treat all or a portion of what would otherwise be long-term capital gain on the Securities as ordinary income, in which case an interest charge would apply.

On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket Components or in any of the components underlying the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The Securities do not guarantee any return of your initial investment in excess of $100 per $1,000 Security face amount, subject to the credit of the Issuer. The return on the Securities at maturity is linked to the performance of a weighted basket of indices and an exchange traded fund and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any negative Basket Return beyond the 10% Buffer Level. Accordingly, you could lose up to $900 for each $1,000 Security face amount that you invest.

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THE RETURN ON YOUR SECURITIES IS LIMITED BY THE BASKET RETURN CAP – As a holder of the Securities, you will not benefit from any appreciation of the Basket beyond the Basket Return Cap of 14.10%. Therefore, a Maximum Return of 21.15% of the $1,000 face amount applies to the Securities. Consequently, if the difference between the Final Basket Level and the Initial Basket Level exceeds the Basket Return Cap, your payment at maturity will be limited to a maximum payment of

$1,211.50 for each $1,000 face amount of BUyS you hold, regardless of the appreciation of each Basket Component, which may be significant.

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THE SECURITIES HAVE CERTAIN BUILT-IN COSTS – While the payment at maturity described in this term sheet is based on the full face amount of your Securities, the original issue price of the Securities includes the agents’ commission and the cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase Securities from you prior to maturity in secondary market transactions will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

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CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER — Price movements in the Basket Components may not correlate with each other. At a time when the levels of some of the Basket Components increase, the levels of other Basket Components may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Components.

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THE BASKET COMPONENTS ARE UNEQUALLY WEIGHTED — The Basket Components are unequally weighted. Accordingly, performances by the Basket Components with higher weightings (such as the S&P 500® Index) will influence the Final Basket Level and therefore the Basket Return to a greater degree than the performances of Basket Components with lower weightings (such as the Financial Select Sector SPDR® Fund and the Health Care Select Sector SPDR® Fund (the “Funds”)). If one or more of the Basket Components with higher weightings perform poorly, that poor performance could negate or diminish the effect on the Final Basket Level of any positive performance by the lower weighted Basket Components.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the Securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Components would have. In addition, you will not have the right to receive any distributions which may be paid on the Funds.

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LACK OF LIQUIDITY – The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BASKET SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDICES TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Basket Components to which the Securities are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the levels of the Basket Components on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Component;

•	the time to maturity of the Securities;

•	the market price and dividend rate on the component stocks underlying each Basket Component, and any distributions paid on the shares of the Funds;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying each Basket Component;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Components and any changes to the component stocks underlying the Basket Components;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the respective shares of the Funds. See “Anti-Dilution Adjustments For Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the respective shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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ADJUSTMENTS TO THE FUNDS, THE FINANCIAL SELECT SECTOR INDEX OR THE HEALTH CARE SELECT SECTOR INDEX COULD ADVERSELY AFFECT THE VALUE OF THE NOTES — SSgA Funds Management, Inc. (“SSFM“) is the investment advisor to the Funds, which respectively seek investment results that correspond generally to the level and yield performance, before fees and expenses, of the Financial Select Sector Index and Health Care Select Sector Index (the “Fund Indices”). The stocks included in the Financial Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), acting as index compilation agent in consultation with Standard & Poor’s Corporation (“S&P”) from the universe of companies represented by the S&P 500® Index. The Financial Select Sector Index is

calculated and disseminated by the American Stock Exchange (“AMEX“). Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Financial Select Sector Index, which could change the value of the Financial Select Sector Index. Pursuant to its investment strategy or otherwise, SSFM may add, delete, or substitute the stocks composing the Funds. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Funds, which could affect the Financial Select Sector SPDR® Fund Return, the Health Care Select Sector SPDR® Fund Return and the Basket Return.

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THE FUNDS AND THEIR CORRESPONDING FUND INDICES ARE DIFFERENT – The performance of the Funds may not exactly replicate the performance of their corresponding Funds Indices because the Funds will reflect transaction costs and fees that are not included in the calculation of the Fund Indices. It is also possible that the Funds may not fully replicate or may in certain circumstances diverge significantly from the performance of the Fund Indices due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. SSFM may invest up to 5% of the Funds’ assets in convertible securities, structured notes, options and futures contracts and money market instruments including repurchase agreements or funds which invest exclusively in money market instruments. The Funds may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the relevant Fund Index and in managing cash flows.

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THERE IS NO AFFILIATION BETWEEN THE FUNDS AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUNDS — We are not affiliated with the Funds or the issuers of the component securities held by the Funds or underlying the Fund Indices. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Funds or underlying the Fund Indices. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Funds or the component stocks underlying the Financial Select Sector Index or any of the issuers of the component securities held by the Funds or underlying the Fund Indices. You, as an investor in the securities, should make your own investigation into the component securities held by the Funds or underlying the Fund Indices and the issuers of the component securities held by the Funds or underlying the Fund Indices. Neither the Funds nor any of the issuers of the component securities held by the Funds or underlying the Fund Indices are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Funds nor any of the issuers of the component securities held by the Funds or underlying the Fund Indices has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. Because your return will be based in part on the performance of the exchange traded funds, it is possible that the Code’s “constructive ownership” rules might apply to treat all or a portion of what would otherwise be long-term capital gain on the Securities as ordinary income, in which case an interest charge would apply. In addition, as described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The first five graphs show the historical performance of each of the Basket Components from January 2, 2003 through August 18, 2008. The sixth graph shows the retrospective performance of the Basket, calculated by setting the level of the Basket on August 18, 2008 equal to 100.

On August 18, 2008, the closing levels or prices (in the case of the Funds), were as follows:

Basket Component	Bloomberg symbol	Component level/price
S&P 500® Index	SPX	1,278.60
Russell 2000® Value Index	RUJ	1,041.67
NASDAQ 100® Index	NDX	1,932.70
Financial Select Sector SPDR® Fund	XLF	20.54
Health Care Select Sector SPDR® Fund	XLV	33.33

We obtained the various Basket Component closing levels from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of each Basket Component should not be taken as an indication of future performance, and no assurance can be given as to any Final Basket Level or the Basket Return. We cannot give you assurance that the performance of the Basket Components will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the Securities. The agents may pay referral fees of up to 0.50% or $5.00 per $1,000 Security face amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Security face amount. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in Securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.